FNCB DECLARES CASH/STOCK DIVIDEND

        The Board of Directors of First National Community Bancorp declared a third quarter cash dividend of 18 cents per share, payable September 15th to shareholders of record on September 7, 2004. The payment represents a 12% increase over the $.16 paid in the third quarter of last year. The increase was made possible by the continued growth of the company and the improved earnings recorded over the past twelve months.

        The company has also approved the declaration of a 100% common stock dividend to shareholders. The stock dividend is payable September 30, 2004 to shareholders of record as of the close of business on September 7, 2004. It is anticipated that the stock dividend will enhance the market value of the corporation’s common stock through increased marketability. As a result of the dividend, all shareholders of record on September 7th will receive one additional share of stock for each share owned on that date.

        The company’s subsidiary, First National Community Bank, conducts business from sixteen offices located throughout Lackawanna and Luzerne counties.